Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the heading “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Chartwell Short Duration Bond Fund, a series of shares of beneficial interest in The Chartwell Funds, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

September 16, 2021